Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 of our reports dated March 9, 2012 relating to the financial statements and financial statement schedules of STAG Industrial, Inc. and the financial statements and financial statement schedule of STAG Predecessor Group, which appear in STAG Industrial Inc’s Annual Report on Form 10-K for the period ended December 31, 2011. We also consent to the incorporation by reference of our reports dated May 9, 2012 relating to the statements of revenue and certain expenses of the North Jackson Property, the Rogers Property, the Spartanburg Property, the Reading Property, and the South Bend Property, which appear in STAG Industrial Inc.’s Current Report on Form 8-K dated May 9, 2012. We also consent to the incorporation by reference of our report dated February 15, 2011,  relating to the combined statements of revenue and certain expenses of the STAG Contribution Group, of our report dated February 15, 2011, relating to the statement of revenue and certain expenses of the Mooresville Property, of our report dated April 4, 2011, relating to the statement of revenue and certain expenses of the Cleveland Property, of our report dated September 28, 2011, relating to the statement of revenue and certain expenses of the Lansing Property, of our report dated September 28, 2011, relating to the statement of revenue and certain expenses of the Gresham Property, of our report dated September 28, 2011, relating to the statement of revenue and certain expenses of the Hazelwood Property, and our report dated September 28, 2011, relating to the statement of revenue and certain expenses of the Louisville Property, which appear in STAG Industrial, Inc.’s Registration Statement on Form S-11 (No.333-177131). We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
May 9, 2012